Calculation of Filing Fee Tables
S-8
Grand Canyon Education, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	457(a)	710,000	$ 147.64	$ 104,824,400.00	0.0001381	$ 14,476.25
Total Offering Amounts:						$ 104,824,400.00		$ 14,476.25
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 14,476.25
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional shares of the Registrant's Common Stock, par value $0.01 per share ("Common Stock") that becomes issuable under the Grand Canyon Education, Inc. 2026 Equity Incentive Plan (the "2026 Plan") by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's Common Stock. (2) Represents 710,000 shares of Common Stock reserved for issuance under the 2026 Plan. (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq Global Select Market on June 3, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources